CALCULATION OF REGISTRATION FEE
Title of Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Buffered Accelerated Market Participation Securities Linked to the S&P 500® Index

Buffered Accelerated Market Participation Securities Linked to the Russell 2000® Index

Buffered Accelerated Market Participation Securities Linked to the Hang Seng China Enterprises Index®
	$517,000 $539,000 $626,000	$36.86 $38.43 $44.63
(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.
Buffered Accelerated Market Participation Securities $517,000 Linked to the S&P 500® Index $539,000 Linked to the Russell 2000® Index $626,000 Linked to the Hang Seng China Enterprises Index®
Filed Pursuant to Rule 424(b)(2)
Registration No. 333-158385
December 22, 2009
PRICING SUPPLEMENT
(To Prospectus dated April 2, 2009,
Prospectus Supplement dated April 9, 2009,
and Product Supplement dated April 9, 2009)

The securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. All references to “Enhanced Market Participation Notes” in the accompanying product supplement shall refer to these Buffered Accelerated Market Participation Securities. Each offering of securities will have the respective terms described in this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus. If the terms of the securities offered hereby are inconsistent with those described in the accompanying product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control.  You should be willing to forgo interest and dividend payments during the term of the securities and, if the relevant reference return is negative, lose up to 90% of your principal.
This pricing supplement relates to three different offerings of securities, each linked to the performance of a specific index (each index, a “Reference Asset”). Each of the three offerings of securities is linked to a different index and each of the three securities has a different Maximum Cap. The performance of each offering of securities does not depend on the performance of any other offering of securities.  The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. linked to the relevant Reference Asset as described below. Although each offering relates to the relevant Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to such Reference Asset or any component security included in such Reference Asset or as to the suitability of an investment in the related securities. The following key terms relate to the offerings of securities:
Issuer:	HSBC USA Inc.
Issuer Rating:	AA- (S&P), A1 (Moody’s), AA (Fitch)†
Principal Amount:	$1,000 per security.
Reference Asset:	The relevant underlying index, as indicated below:
Underlying Index	Ticker	Upside Participation Rate	Buffer Value	Maximum Cap	CUSIP / ISIN	Underwriting Discounts and Commissions per Security / Total[1]	Proceeds to HSBC USA Inc. per Security / Total[2]
The S&P 500® Index (“SPX”)	SPX	200%	-10%	14.50%	4042K0H24 / US4042K0H244	$26.50 / $13,700.50	$973.50 / $503,299.50
The Russell 2000® Index (“RTY”)	RTY	200%	-10%	20.50%	4042K0H32 / US4042K0H327	$26.50 / $14,283.50	$973.50 / $524,716.50
The Hang Seng China Enterprises Index® (“HSCEI”)	HSCEI	200%	-10%	24.00%	4042K0H40 / US4042K0H400	$24.00 / $15,024.00	$976.00 / $610,976.00

[1] See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-16 of this pricing supplement.
[2] The proceeds to us will depend on the underwriting discounts and commissions and the additional fees we will pay.

Trade Date:	December 22, 2009
Pricing Date:	December 22, 2009 for the securities linked to the SPX and the RTY. December 23, 2009 for the securities linked to the HSCEI.
Original Issue Date:	December 28, 2009
Final Valuation Date:	June 23, 2011. The Final Valuation Date is subject to adjustment as described under “Specific Terms of the Securities — Market Disruption Events” in the accompanying product supplement.
Maturity Date:
3 business days after the Final Valuation Date, which is expected to be June 28, 2011.  The maturity date is subject to adjustment as described under “Specific Terms of the Notes — Market Disruption Events” in the accompanying product supplement.

Payment at Maturity:	On the Maturity Date, for each security, we will pay you the Final Settlement Value.
Final Settlement Value:
If the relevant Reference Return is greater than zero, you will receive a cash payment on the maturity date, per $1,000 principal amount of securities, equal to the lesser of:
(a) $1,000 + ($1,000 × Reference Return × Upside Participation Rate); and
(b) $1,000 + ($1,000 × Maximum Cap).

If the relevant Reference Return is less than or equal to zero but greater than or equal to the Buffer Value, you will receive $1,000 per $1,000 principal amount of securities (zero return).

If the relevant Reference Return is less than the Buffer Value, you will receive a cash payment on the maturity date, per $1,000 principal amount of securities, calculated as follows:
$1,000 + [$1,000 × (Reference Return + 10%)]
Under these circumstances, you will lose 1% of the principal amount of your securities for each percentage point that the Reference Return is below the Buffer Value.  For example, because the buffer protects the first 10% of loss, if the Reference Return is -30%, you will suffer a 20% loss and receive 80% of the principal amount.  You should be aware that if the Reference Return is less than the Buffer Value, you may lose up to 90% of your investment.

Reference Return:	With respect to each Underlying Index, the quotient, expressed as a percentage, calculated as follows:
Final Level – Initial Level
Initial Level
Initial Level:
1,118.02 for the securities linked to the SPX, 623.60 for the securities linked to the RTY and 12,528.66 for the securities linked to the HSCEI, in each case the Official Closing Level of the relevant Reference Asset on the relevant Pricing Date.

Final Level:	The Official Closing Level of the relevant Reference Asset on the Final Valuation Date.
Official Closing Level:
The closing level of the Reference Asset on any scheduled trading day as determined by the calculation agent and displayed on the relevant Bloomberg Professional® service page (with respect to the SPX, “SPX<Index>”, with respect to the RTY, “RTY <Index>” and with respect to the HSCEI, “HSCEI <Index>” or, for each security’s underlying index, any successor page on Bloomberg Professional® service or any successor service, as applicable.)

Form of securities:	Book-Entry.
Listing:	The securities will not be listed on any U.S. securities exchange or quotation system.
† A credit rating reflects the creditworthiness of HSBC USA Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. The securities themselves have not been independently rated. Each rating should be evaluated independently of any other rating.
Investment in any of the three offerings of securities involves certain risks. You should refer to “Risk Factors” beginning on page PS-4 of this document, page PS-4 of the accompanying product supplement and page S-3 of the accompanying prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement, or the accompanying product supplement, prospectus supplement and prospectus, is truthful or complete.  Any representation to the contrary is a criminal offense.
We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the securities.  HSBC Securities (USA) Inc. will purchase the securities from us for distribution to other registered broker dealers or will offer the securities directly to investors.  In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents will use this pricing supplement in market-making transactions in any securities after their initial sale.  Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement related to this pricing supplement is being used in a market-making transaction.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-16 of this pricing supplement.

December 22, 2009

GENERAL

This pricing supplement relates to three separate security offerings, each linked to a different Reference Asset identified on the cover page.  The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. linked to a single Reference Asset.  Although each offering of securities relates to a Reference Asset identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to such Reference Asset or any component security included in such Reference Asset or as to the suitability of an investment in the securities.

You should read this document together with the prospectus dated April 2, 2009, the prospectus supplement dated April 9, 2009, and the product supplement dated April 9, 2009.  All references to “Enhanced Market Participation Notes” in the accompanying product supplement shall refer to these Accelerated Market Participation Securities.  If the terms of the securities offered hereby are inconsistent with those described in the accompanying product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control.  You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page PS-4 of this pricing supplement, page PS-4 of the product supplement and page S-3 of the prospectus supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.  As used herein, references to the “Issuer,” “HSBC,” “we,” “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and product supplement) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this pricing supplement relates.  Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering.  You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov.  Alternatively, HSBC or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and product supplement if you request them by calling toll-free 1 888 800 4722.

You may also obtain:

•  the product supplement at http://www.sec.gov/Archives/edgar/data/83246/000114420409019791/v145840_424b2.htm

•  the prospectus supplement at http://www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm

•  the prospectus at http://www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

Payment at Maturity

On the maturity date, for each security you hold, we will pay you the Final Settlement Value, which is an amount in cash, as described below:

If the relevant Reference Return is greater than zero, you will receive a cash payment on the maturity date, per $1,000 principal amount of securities, equal to the lesser of:

(a) $1,000 + ($1,000 × Reference Return × Upside Participation Rate); and

(b) $1,000 + ($1,000 × Maximum Cap).

 If the relevant Reference Return is less than or equal to zero but greater than or equal to the Buffer Value, you will receive $1,000 per $1,000 principal amount of securities (zero return).

If the relevant Reference Return is less than the Buffer Value, you will receive a cash payment on the Maturity Date, per $1,000 principal amount of securities, calculated as follows:

$1,000 + [$1,000 × (Reference Return + 10%)]

Under these circumstances, you will lose 1% of the principal amount of your securities for each percentage point that the Reference Return is below the Buffer Value.  For example, because the buffer protects the first 10% of loss, if the Reference Return is -30%, you will suffer a 20% loss and receive 80% of the principal amount.  You should be aware that if the relevant Reference Return is less than the Buffer Value, you may lose up to 90% of your investment.

Interest

The securities will not pay periodic interest.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the securities.

Trustee

Notwithstanding anything contained in the accompanying prospectus supplement or product supplement to the contrary, the securities will be issued under the senior indenture dated March 31, 2009, between HSBC USA Inc., as Issuer, and Wells Fargo Bank, National Association, as trustee.  Such indenture will have substantially the same terms as the indenture described in the accompanying prospectus supplement.

Paying Agent

Notwithstanding anything contained in the accompanying prospectus supplement or product supplement to the contrary, HSBC Bank USA, N.A. will act as paying agent with respect to the Securities pursuant to a Paying Agent and Securities Registrar Agreement dated June 1, 2009, between HSBC USA Inc. and HSBC Bank USA, N.A.

Reference Sponsor

With respect to securities linked to the SPX, Standard and Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., is the reference sponsor.  With respect to securities linked to RTY, the Russell Investment Group is the reference sponsor. With respect to securities linked to the HSCEI, HSCI Services Limited is the reference sponsor.

INVESTOR SUITABILITY
The securities may be suitable for you if:
♦    You seek an investment with an enhanced return linked to the potential positive performance of the relevant Reference Asset and you believe the level of such Reference Asset will increase over the term of the securities.
♦    You are willing to invest in the securities based on the Maximum Cap indicated herein with respect to that security offering, which may limit your return at maturity.
♦    You are willing to make an investment that is exposed to the negative Reference Return on a 1-to-1 basis for each percentage point that the relevant Reference Return is less than -10%.
♦    You are willing to forego dividends or other distributions paid to holders of stocks comprising the relevant Reference Asset.
♦    You do not seek current income from your investment.
♦    You do not seek an investment for which there is an active secondary market.
♦    You are willing to hold the securities to maturity.
♦    You are comfortable with the creditworthiness of HSBC, as issuer of the securities.

The securities may not be suitable for you if:
♦    You believe the relevant Reference Return will be negative on the Final Valuation Date or that the relevant Reference Return will not be sufficiently positive to provide you with your desired return.
♦    You are unwilling to invest in the securities based on the Maximum Cap indicated herein with respect to that security offering, which may limit your return at maturity.
♦    You are unwilling to make an investment that is exposed to the negative Reference Return on a 1-to-1 basis for each percentage point that the relevant Reference Return is below -10%.
♦    You seek an investment that is 100% principal protected.
♦    You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities issued by HSBC or another issuer with a similar credit rating.
♦    You prefer to receive the dividends or other distributions paid on any stocks comprising the relevant Reference Asset.
♦    You seek current income from your investment.
♦    You seek an investment for which there will be an active secondary market.
♦    You are unable or unwilling to hold the securities to maturity.
♦    You are not willing or are unable to assume the credit risk associated with HSBC, as issuer of the securities.

RISK FACTORS

We urge you to read the section “Risk Factors” on page S-3 in the accompanying prospectus supplement and on page PS-4 of the accompanying product supplement.  Investing in the securities is not equivalent to investing directly in any of the stocks comprising the relevant Reference Asset.  You should understand the risks of investing in the securities and should reach an investment decision only after careful consideration, with your advisers, of the suitability of the securities in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus.

As you review “Risk Factors” in the accompanying prospectus supplement, you should pay particular attention to the following sections:

•	“— Risks Relating to All Note Issuances” and

•	“—Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset.”

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Your Investment in the Securities May Result in a Loss.

You will be exposed to the decline in the Final Level from the Initial Level beyond the Buffer Value of -10%.  Accordingly, if the relevant Reference Return is less than -10%, your payment at maturity will be less than the principal amount of your securities.  YOU MAY LOSE UP TO 90% OF YOUR INVESTMENT AT MATURITY.

Your Return on the Securities is Limited By the Relevant Maximum Cap.

 You will not participate in any appreciation in the level of the relevant Reference Asset (as magnified by the Upside Participation Rate) beyond the Maximum Cap of 14.50% with respect to securities linked to the SPX, 20.50% with respect to securities linked to the RTY, and 24.00% with respect to securities linked to the HSCEI. YOU WILL NOT RECEIVE A RETURN ON THE SECURITIES GREATER THAN THE RELEVANT MAXIMUM CAP.

The Securities will be Subject to the Credit Risk of HSBC USA Inc.

The securities are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any principal protection at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the securities and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities.

The Securities Will Not Bear Interest.

As a holder of the securities, you will not receive periodic interest payments.

Changes that Affect the Relevant Reference Asset Will Affect the Market Value of the Securities and the Amount You Will Receive at Maturity.

The policies of the reference sponsor of the relevant Reference Asset concerning additions, deletions and substitutions of the constituents comprising such Reference Asset and the manner in which the reference sponsor takes account of certain changes affecting those constituents included in such Reference Asset may affect the level of such Reference Asset.  The policies of the reference sponsor with respect to the calculation of the relevant Reference Asset could also affect the level of such Reference Asset.  The reference sponsor may discontinue or suspend calculation or dissemination of its relevant Reference Asset.  Any such actions could affect the value of the securities.

Please read and pay particular attention to the section “Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset” in the accompanying prospectus supplement.

The Securities are Not Insured by Any Governmental Agency of the United States or Any Other Jurisdiction.

The securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the securities.

Certain Built-In Costs are Likely to Adversely Affect the Value of the Securities Prior to Maturity.

While the payment at maturity described in this pricing supplement is based on the full principal amount of your securities, the original issue price of the securities includes the placement agent’s commission and the estimated cost of HSBC hedging its obligations under the securities. As a result, the price, if any, at which HSBC Securities (USA) Inc. will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

The Securities Lack Liquidity.

The securities will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the securities in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the securities.

Potential Conflicts.

HSBC and its affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. We will not have any obligation to consider your interests as a holder of the securities in taking any action that might affect the value of your securities.

Uncertain Tax Treatment.

For a discussion of certain of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “Certain U.S. Federal Income Tax Considerations” below, the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying product supplement and the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Risks Relating to an Investment in the Securities Linked to the RTY

There are Risks Associated with Small Capitalization Stocks.

The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization.  The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies.  Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies.  These companies tend to be less well-established than large market capitalization companies.  Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

Risks Relating to an Investment in the Securities Linked to the HSCEI

There are Risks Associated with Foreign Securities Markets.

Because stocks or companies included in the Hang Seng China Enterprises Index® are publicly traded in China and are denominated in currencies other than U.S. dollars, investments in the securities linked to the HSCEI involve particular risks.  For example, the foreign securities markets may be more volatile than the United States securities markets, and market developments, such as China’s, may affect these markets differently from the United States or other securities markets.  Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets.  Also, the public availability of information concerning foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators.  In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.

Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets.  Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries.  These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies.  Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

There are Risks Associated with Emerging Markets.

An investment in the securities will involve risks not generally associated with investments which have no emerging market component.  In particular, many emerging nations, such as China, are undergoing rapid institutional change, involving the restructuring of economic, political, financial and legal systems.  Regulatory and tax environments may be subject to change without review or appeal.  Many emerging markets suffer from underdevelopment of capital markets and tax regulation.  The risk of expropriation and nationalization remains a threat.  Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

 ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the relevant Reference Asset relative to its Initial Level.  We cannot predict the Final Level of the relevant Reference Asset on the Final Valuation Date.  The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and the hypothetical Initial Level used in the illustrations below is not the actual Initial Level of the Reference Asset to which your securities are linked.  You should not take these examples as an indication or assurance of the expected performance of the relevant Reference Asset. With respect to the securities, the Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC. The numbers appearing in the examples below have been rounded for ease of analysis.

The table below illustrates the payment at maturity on a $1,000 investment in securities for a hypothetical range of performance for the relevant Reference Return from -100% to +100%. The following results are based solely on the assumptions outlined below. The potential returns described here assume that your securities are held to maturity. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis. You should not take the below illustration as an indication or assurance of the expected performance of the relevant Reference Asset to which your securities are linked or return of the securities.

The following table and examples assume the following:

•	Principal Amount:	$1,000
•	Upside Participation Rate:	200%
•	Buffer Value:	-10%
•	Hypothetical Initial Level:	1,100.00
•	Hypothetical Maximum Cap:
14.50% (The actual Maximum Cap, with respect to the securities linked to the SPX, is 14.50%, with respect to the securities linked to the RTY, is 20.50%, and with respect to the securities linked to the HSCEI, is 24.00%.)

Hypothetical Final Level	Hypothetical Reference Return	Hypothetical Total Return
2,200.00	100.00%	14.50%
2,090.00	90.00%	14.50%
1,980.00	80.00%	14.50%
1,870.00	70.00%	14.50%
1,760.00	60.00%	14.50%
1,650.00	50.00%	14.50%
1,540.00	40.00%	14.50%
1,430.00	30.00%	14.50%
1,320.00	20.00%	14.50%
1,265.00	15.00%	14.50%
1,210.00	10.00%	14.50%
1,179.75	7.25%	14.50%
1,155.00	5.00%	10.00%
1,122.00	2.00%	4.00%
1,111.00	1.00%	2.00%
1,100.00	0.00%	0.00%
1,089.00	-1.00%	0.00%
1,078.00	-2.00%	0.00%
1,045.00	-5.00%	0.00%
990.00	-10.00%	0.00%
935.00	-15.00%	-5.00%
880.00	-20.00%	-10.00%
770.00	-30.00%	-20.00%
660.00	-40.00%	-30.00%
550.00	-50.00%	-40.00%
440.00	-60.00%	-50.00%
330.00	-70.00%	-60.00%
220.00	-80.00%	-70.00%
110.00	-90.00%	-80.00%
0.00	-100.00%	-90.00%

The following examples indicate how the final settlement value would be calculated with respect to a hypothetical $1,000 investment in the securities.

Example 1:  The level of the relevant Reference Asset increases from the Initial Level of 1,100.00 to a Final Level of 1,155.00.

Reference Asset
Initial Level	1,100.00
Final Level	1,155.00
Reference Return	5.00%
Final Settlement Value:	$1,100.00

Here, the relevant Reference Return is 5.00%.  Because the relevant Reference Return is positive, and such Reference Return multiplied by the Upside Participation Rate is less than the hypothetical Maximum Cap, the Final Settlement Value would be $1,100.00 per $1,000 principal amount of securities calculated as follows:
$1,000 + ($1,000 × Reference Return × Upside Participation Rate)
= $1,000 + ($1,000 × 5.00% × 200%)
= $1,100.00

Example 1 shows that you will receive the return of your principal investment plus a return equal to the relevant Reference Return multiplied by 200% when such Reference Return is positive and if such amount is equal to or less than the relevant Maximum Cap.

Example 2:  The level of the relevant Reference Asset increases from the Initial Level of 1,100.00 to a Final Level of 1,210.00.

Reference Asset
Initial Level	1,100.00
Final Level	1,210.00
Reference Return	10.00%
Final Settlement Value:	$1,145.00

Here, the relevant Reference Return is 10.00%.  Because the relevant Reference Return is positive, and such Reference Return multiplied by the Upside Participation Rate is greater than the hypothetical Maximum Cap, the Final Settlement Value would be $1,145.00 per $1,000 principal amount of securities calculated as follows:
$1,000 + ($1,000 × Maximum Cap)
= $1,000 + ($1,000 × 14.50%)
= $1,145.00

Example 2 shows that you will receive the return of your principal investment plus a return equal to the Maximum Cap when the relevant Reference Return is positive and if such Reference Return multiplied by 200% exceeds the relevant Maximum Cap.

Example 3:  The level of the relevant Reference Asset decreases from the Initial Level of 1,100.00 to a Final Level of 1,045.00.

Reference Asset
Initial Level	1,100.00
Final Level	1,045.00
Reference Return	-5.00%
Final Settlement Value:	$1,000.00

Here, the relevant Reference Return is -5.00%. Because the relevant Reference Return is negative but greater than or equal to the Buffer Value, the Final Settlement Value would be $1,000.00 per $1,000 principal amount of securities (a zero return).

Example 3 shows that you will receive the return of your principal investment where the level of the relevant Reference Asset declines by no more than 10% over the term of the securities.  Nonetheless, the receipt of only the principal amount at maturity may be less than the return that you would have received from a conventional debt security.

Example 4:  The level of the relevant Reference Asset decreases from the Initial Level of 1,100.00 to a Final Level of 770.00.

Reference Asset
Initial Level	1,100.00
Final Level	770.00
Reference Return	-30.00%
Final Settlement Value:	$800.00

Here, the Reference Return is -30.00%.  Because the Reference Return is less than the Buffer Value of -10%, the Final Settlement Value would be $800.00 per $1,000 principal amount of securities calculated as follows:
$1,000 + [$1,000 × (Reference Return + 10%)]
= $1,000 + [$1,000 × (-30.00% + 10%)]
= $800.00
Example 4 shows that you are exposed on a 1-to-1 basis to declines in the value of the Reference Asset beyond the Buffer Amount of -10%.  YOU MAY LOSE UP TO 90% OF THE PRINCIPAL AMOUNT OF YOUR SECURITIES.

INFORMATION RELATING TO THE SECURITIES LINKED TO THE S&P 500® INDEX

The disclosure relating to the S&P 500® Index contained on pages PS-9 through PS-10 relates only to the offering of securities linked to the S&P 500® Index.

Description of the S&P 500® Index (“SPX”)

General

This pricing supplement is not an offer to sell and it is not an offer to buy interests in the SPX or any of the securities comprising the SPX or any other underlying index.  All disclosures contained in this pricing supplement regarding the SPX, including its make-up, performance, method of calculation and changes in its components, where applicable, are derived from publicly available information. Neither HSBC nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the SPX or any constituent included in the SPX.  You should make your own investigation into the SPX.

We urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-37 in the accompanying prospectus supplement.

The SPX

We have derived all information relating to the SPX, including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources. That information reflects the policies of and is subject to change by, Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (“S&P”).  S&P is under no obligation to continue to publish, and may discontinue or suspend the publication of the SPX at any time.

S&P publishes the SPX.

The SPX is a capitalization weighted index and is intended to provide an indication of the pattern of common stock price movement.  The calculation of the level of the SPX, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.  As of October 30, 2009, 408 companies, or 80.6% of the market capitalization of the SPX, traded on the New York Stock Exchange (the “NYSE”) and 92 companies, or 19.4% of the market capitalization of the SPX, traded on The Nasdaq Stock Market.   S&P chooses companies for inclusion in the SPX with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the NYSE, which S&P uses as an assumed model for the composition of the total market.

Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company.  Ten main groups of companies comprise the SPX with the approximate percentage of the market capitalization of the SPX included in each group as of December 21, 2009 indicated in parentheses: Industrials (10.30%), Utilities (3,76%), Telecommunication Services (3.13%), Materials (3.54%), Information Technology (19.55%), Energy (11.53%), Consumer Staples (11.38%), Consumer Discretionary (9.64%), Health Care (12.74%) and Financials (14.43%).  Changes in the SPX are reported daily in the financial pages of many major newspapers, on Bloomberg Professional® service under the symbol “SPX” and on the S&P website.  Information contained in the S&P website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.  The SPX does not reflect the payment of dividends on the stocks included in the SPX.

Computation of the SPX

S&P currently computes the SPX as of a particular time as follows:

(i)	the product of the market price per share and the number of then outstanding shares of each component stock as determined as of that time (referred to as the “market value” of that stock);
(ii)	the market values of all component stocks as of that time are aggregated;
(iii)	the average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;
(iv)	the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount being referred to as the “base value”);
(v)	the current aggregate market value of all component stocks is divided by the base value; and
(vi)	the resulting quotient, expressed in decimals, is multiplied by ten.

While S&P currently employs the above methodology to calculate the SPX, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the performance of the SPX.

S&P adjusts the foregoing formula to offset the effects of changes in the market value of a component stock that are determined by S&P to be arbitrary or not due to true market fluctuations.

These changes may result from causes such as:

•	the issuance of stock dividends,
•	the granting to shareholders of rights to purchase additional shares of stock,
•	the purchase of shares by employees pursuant to employee benefit plans,

•	consolidations and acquisitions,
•	the granting to shareholders of rights to purchase other securities of the company,
•	the substitution by S&P of particular component stocks in the SPX, and
•	other reasons.

In these cases, S&P first recalculates the aggregate market value of all component stocks, after taking account of the new market price per share of the particular component stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

Old Base Value  ×  New Market Value  = New Base Value
Old Market Value

The result is that the base value is adjusted in proportion to any change in the aggregate market value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the SPX.

In addition, S&P standard practice is to remove all closely held shares and shares held between corporations who are both in the calculations of the SPX and the SPX component’s market value.

License Agreement with Standard & Poor’s:

We have entered into a nonexclusive license agreement providing for the license to us, in exchange for a fee, of the right to use indices owned and published by S&P’s in connection with some products, including the securities.

The securities are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the securities or any member of the public regarding the advisability of investing in financial products generally or in the securities particularly or the ability of the S&P 500® to track general stock market performance.  S&P’s only relationship to HSBC USA Inc. (other than transactions entered into in the ordinary course of business) is the licensing of certain service marks and trade names of S&P and of the S&P 500® which is determined, composed and calculated by S&P without regard to HSBC or the securities.  S&P has no obligation to take the needs of HSBC or the holders of the securities into consideration in determining, composing or calculating the S&P 500®.  S&P is not responsible for and has not participated in the determination of the timing of the sale of the securities, prices at which the securities are to initially be sold, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash.  S&P has no obligation or liability in connection with the administration, marketing or trading of the securities.

Historical Performance of the SPX

The following graph sets forth the historical performance of the SPX based on the daily historical closing levels from January 2, 2004 through December 22, 2009.  The closing level for the SPX on December 22, 2009 was 1,118.02. We obtained the closing levels below from Bloomberg Professional® Service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® Service.

Historical Performance of the S&P 500® Index

Source: Bloomberg Professional® Service

The historical levels of the SPX should not be taken as an indication of future performance, and no assurance can be given as to the SPX closing level on the Final Valuation Date. We cannot give you assurance that the performance of the SPX will result in any return of any of your initial investment in excess of $100 per $1,000 principal amount of securities.

INFORMATION RELATING TO THE SECURITIES LINKED TO THE RUSSELL 2000® INDEX

The disclosure relating to the Russell 2000® Index contained on pages PS-11 through PS-13 relates only to the offering of securities linked to the Russell 2000® Index.

Description of the Russell 2000® Index (“RTY”)

General

This pricing supplement is not an offer to sell and it is not an offer to buy interests in the RTY or any of the securities comprising the RTY or any other underlying index.  All disclosures contained in this pricing supplement regarding the RTY, including its make-up, performance, method of calculation and changes in its components, where applicable, are derived from publicly available information. Neither HSBC nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the RTY or any constituent included in the RTY.  You should make your own investigation into the RTY.

We urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-37 in the accompanying prospectus supplement.

The RTY

We have derived all information relating to the RTY, including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources. That information reflects the policies of and is subject to change by, Russell Investment Group.  Russell Investment Group is under no obligation to continue to publish, and may discontinue or suspend the publication of the RTY at any time.

Russell Investment Group publishes the RTY.

The Russell 2000® Index (“RTY”) is an index calculated, published, and disseminated by the Russell Investment Group, and measures the composite price performance of stocks of 2,000 companies incorporated and domiciled in the United States and its territories.  All 2,000 stocks are traded on the New York Stock Exchange or NASDAQ, and form a part of the Russell 3000® Index.  The Russell 3000® Index is composed of the 3,000 largest United States companies as determined by market capitalization and represents approximately 98.00% of the United States equity market.

RTY consists of the smallest 2,000 companies included in the Russell 3000® Index.  RTY is designed to track the performance of the small capitalization segment of the United States equity market.

Only stocks belonging to companies domiciled in the U.S. are allowed into RTY.  Preferred and convertible preferred stock, paired shares, redeemable shares, warrants, participating preferred stock, trust receipts, rights, royalty trusts, limited liability companies, pink sheets, limited partnership, OTC Bulletin Board companies and closed-end mutual funds are excluded from RTY.  Real Estate Investment Trusts and Beneficial Trusts however, are eligible for inclusion.

In general, only one class of securities of a company is allowed in RTY, although exceptions to this general rule have been made where the Russell Investment Group has determined that each class of securities acts independently of the other.  Stocks must trade at or above $1.00 on May 31 of each year to be eligible for inclusion in RTY.  However, if a stock falls below $1.00 intra-year, it will not be removed until the next reconstitution if it is still trading below $1.00.

The primary criterion used to determine the initial list of securities eligible for the Russell 3000® Index is total market capitalization, which is defined as the price of a company's shares times the total number of available shares, as described below.  Based on closing values on May 31 of each year, the Russell Investment Group reconstitutes the composition of the Russell 3000® Index using the then existing market capitalizations of eligible companies.  As of the last Friday in June of each year, the Russell Index is adjusted to reflect the reconstitution of the Russell 3000® Index for that year.  Real-time dissemination of RTY began on January 1, 1987.

Computation of RTY

RTY is a capitalization-weighted index.  RTY reflects changes in the market value (i.e. capitalization) of the component stocks relevant to their market value on a base date.  RTY is determined by adding the market values of the component stocks, which are gotten by multiplying the price of each stock by the number of available shares, to get the total market capitalization of the 2,000 stocks.  The total market capitalization is then divided by a divisor, which gives the adjusted capitalization of RTY on the base date of December 31, 1986.  The most recently traded price for a security will be used in determining RTY.  If a component security is not open for trading, the most recently traded price for that stock will be used.  The divisor is adjusted to reflect certain events in order to provide consistency for RTY.  The events include changes in the number of common shares outstanding for component stocks, company additions or deletions, corporate restructurings, and other changes.  Available shares are considered to be available for trading.  Exclusion of market value held by other listed companies and large holdings by private investors (10% or more) is based on information recorded in Securities and Exchange Commission filings.

Annual reconstitution is the process by which RTY is completely rebuilt.  Reconstitution is a vital part of the creation of a benchmark which accurately represents a particular market segment.  Companies may get bigger or smaller over time, or change in style characteristics.  Reconstitution ensures that the correct companies are represented in RTY.

 Available shares are assumed to be shares available for trading.  Exclusion of capitalization held by other listed companies and large holdings of private investors (10.00% or more) is based on information recorded in Securities and Exchange Commission filings.  Other sources are used in cases of missing or questionable data.

 The following types of shares considered unavailable for the purposes of capitalization determinations:

ESOP or LESOP shares – shares of corporations that have Employee Stock Ownership Plans (“ESOP”) or Leveraged Employee Stock Ownership Plans (“LESOP”) that comprise 10.00% or more of the shares outstanding are adjusted;

Corporate cross-owned shares – when shares of a company in RTY are held by another company also in RTY, this is considered corporate cross-ownership.  Any percentage held in this class will be adjusted;

Large private and corporate shares – when an individual, a group of individuals acting together, or a corporation not in the index owns 10.00% or more of the shares outstanding.  However, institutional holdings (investment companies, partnerships, insurance companies, mutual funds, banks, or venture capital companies) are not included in this class; and

Unlisted share classes – classes of common stock that are not traded on a United States securities exchange or NASDAQ.

 The following summarizes the types of RTY maintenance adjustments and indicates whether or not an index adjustment is required.

“No Replacement” Rule – Securities that leave RTY for any reason (e.g. mergers, acquisitions, or other similar corporate activity) are not replaced.  Therefore, the number of securities in RTY will fluctuate according to corporate activity.

Rule for Corporate Action-Driven Changes – When a stock is acquired, delisted, or moves to the pink sheets or bulletin boards on the floor of a United States securities exchange, the stock is deleted from RTY at the open of trading on the ex-date using the previous day's closing prices.

When acquisitions or mergers take place within RTY, the stock's capitalization moves to the acquiring stock; as a result, mergers have no effect on the total capitalization of RTY.  Shares are updated for the acquiring stock at the time the transaction is final.  Prior to April 1, 2000, if the acquiring stock was a member of a different index (i.e. the Russell 3000® Index or the Russell 1000® Index), the shares for the acquiring stock were not adjusted until month end.

Deleted Stocks – When deleting stocks from RTY as a result of exchange delisting or reconstitution, the price used is the market price on the day of deletion, including potentially the over-the-counter (“OTC”) Bulletin Board price.  Previously, prices used to reflect delisted stocks were the last traded price on the Primary Exchange.  There may be corporate events, like mergers or acquisitions that result in the lack of a current market price for the deleted security and in such an instance the latest Primary Exchange closing price available will be used.

Additions for Spin-Offs – Spin-off companies are added to the parent company's index and capitalization tier of membership, if the spin-off is large enough.  To be eligible, the spun-off company's total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in RTY at the latest reconstitution.

Quarterly IPO Additions – Eligible companies that have recently completed an initial public offering (“IPO”) are added to RTY at the end of each calendar quarter based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution.  Market adjustments will be made using the returns of the Russell 3000® Index.  Eligible companies will be added to RTY using their industry's average style probability established at the latest constitution.

 In order for a company to be added to RTY in a quarter (outside of reconstitution), the IPO company must meet all Russell U.S. Index eligibility requirements.  Also, the IPO company must meet the following criteria on the final trading day of the month prior to quarter-end : (i) price/trade; (ii) rank larger in total market capitalization than the market-adjusted smallest company in RTY as of the latest June reconstitution; and (iii) meet criteria (i) and (ii) during an initial offering period.

 Each month, RTY is updated for changes to shares outstanding as companies report changes in share capital to the Securities and Exchange Commission.  Only cumulative changes to shares outstanding greater than 5.00% are reflected in RTY.  This does not affect treatment of major corporate events, which are effective on the ex-date.

 License Agreement with Russell Investment Group

 We have entered, or are exploring entering, into a non-exclusive license agreement with Russell Investment Group, whereby we and our affiliates and subsidiary companies, in exchange for a fee, will be permitted to use RTY, which is owned and published by Russell Investment Group, in connection with certain products, including the securities.

The securities are not sponsored, endorsed, sold or promoted by the Russell Investment Group (including its affiliates).  Russell Investment Group has not passed on the legality or appropriateness of, or the accuracy or adequacy of descriptions and disclosures relating to the securities.  Russell Investment Group makes no representation or warranty, express or implied to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly, or the ability of RTY to track general stock market performance.  Russell Investment Group has no relationship to HSBC other than the licensing of RTY and the related trademarks for use in connection with the securities, which index is determined, composed and calculated by Russell Investment Group without regard to HSBC or the securities.  Russell Investment Group has no obligation to take the needs of HSBC or the owners of the securities into consideration in determining, composing or calculating RTY.  Russell Investment Group is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash.  Russell Investment Group has no liability in connection with the administration, marketing or trading of the securities.

Russell Investment Group is under no obligation to continue the calculation and dissemination of RTY and the method by which RTY is calculated and the name “Russell 2000®” or “RTY” may be changed at the discretion of Russell Investment Group.  No inference should be drawn from the information contained in this pricing supplement that Russell Investment Group makes any representation or warranty, implied or express, to you or any member of the public regarding the advisability of investing in securities generally or in the securities in particular or the ability of RTY to track general stock market performance.  Russell Investment Group has no obligation to take into account your interest, or that of anyone else having an interest in determining, composing or calculating RTY.  Russell Investment Group is not responsible for, and has not participated in the determination of the timing of, prices for or quantities of, the securities or in the determination or calculation of the equation by which the securities are to be settled in cash.  Russell Investment Group has no obligation or liability in connection with the administration, marketing or trading of the securities.  The use of and reference to RTY in connection with the securities have been consented to by Russell Investment Group.

 Russell Investment Group disclaims all responsibility for any inaccuracies in the data on which RTY is based, or any mistakes or errors or omissions in the calculation or dissemination of RTY.

Historical Performance of the RTY

The following graph sets forth the historical performance of the RTY based on the daily historical closing levels from January 2, 2004 through December 22, 2009.  The closing level for the RTY on December 22, 2009 was 623.60. We obtained the closing levels below from Bloomberg Professional® Service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® Service.

Historical Performance of the Russell 2000® Index

Source: Bloomberg Professional® Service

The historical levels of the RTY should not be taken as an indication of future performance, and no assurance can be given as to the RTY closing level on the Final Valuation Date. We cannot give you assurance that the performance of the RTY will result in any return of any of your initial investment in excess of $100 per $1,000 principal amount of securities.

INFORMATION RELATING TO THE SECURITIES LINKED TO THE HANG SENG CHINA ENTERPRISES INDEX®

The disclosure relating to the Hang Seng China Enterprises Index® contained on pages PS-14 through PS-15 relates only to the offering of securities linked to the Hang Seng China Enterprises Index®.

Description of the Hang Seng China Enterprises Index® (“HSCEI”)

General

This pricing supplement is not an offer to sell and it is not an offer to buy interests in the HSCEI or any of the securities comprising the HSCEI or any other underlying index.  All disclosures contained in this pricing supplement regarding the HSCEI, including its make-up, performance, method of calculation and changes in its components, where applicable, are derived from publicly available information. Neither HSBC nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the HSCEI or any constituent included in the HSCEI.  You should make your own investigation into the HSCEI.

We urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-37 in the accompanying prospectus supplement.

The Hang Seng China Enterprises Index®

We have derived all information contained in this pricing supplement regarding the HSCEI, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, HSI Services Limited (“HSISL”), a wholly owned subsidiary of Hang Seng Bank. We make no representation or warranty as to the accuracy or completeness of such information. The HSCEI is calculated, maintained and published by HSISL. HSISL has no obligation to continue to publish, and may discontinue publication of, the HSCEI.

The HSCEI is compiled, published and managed by Hang Seng Indexes Company Limited, a wholly-owned subsidiary of the Hang Seng Bank. HSCEI is a free float-adjusted market capitalization weighted index. Launched on August 8, 1994, the HSCEI is comprised of H-shares, Hong Kong listed shares of Chinese state-owned enterprises (“H-share companies”). The HSCEI had a base value of 1,000 at launch, but was re-based as of January 3, 2000 with a value of 2,000 to align with the Hang Seng Composite Index Series, which launched on October 3, 2001.

The HSCEI is reviewed semi-annually, at the same time as the Hang Seng Composite Index (the “HSCI”), and the HSCEI is comprised of only those H-share companies that are included in the HSCI. The H-share companies that join or leave the HSCI are automatically included in or excluded from the HSCEI.

Only companies with a primary listing on the main board of the stock exchange of Hong Kong (“SEHK”) are eligible as constituents of the HSCEI. Ineligible from the HSCI are those companies with a secondary listing in Hong Kong, stocks listed on the Growth Enterprises Market, and preference shares, debt securities or other derivatives. A component stock is selected or removed from the HSCI semi-annually based on the following selection criteria and process:

(1) Constituent stocks must not have more than twenty (20) trading days without turnover in the past twelve months, excluding the days when the stock is suspended from trading (“Turnover Screening”); and;

(2) After the Turnover Screening, the top 200 stocks in terms of average market capitalization in the past twelve months are selected as constituents. Stocks with less than one year listing history are counted on a pro-rata basis.

HSCI, which aims to cover 90% of the market capitalization of stocks listed on the Main Board of the SEHK, consists of 200 constituents.

Calculation of the HSCEI

As of March 6, 2006 the HSCEI uses a freefloat-adjusted market capitalization weighting calculation methodology. Under this calculation methodology, the following shareholdings are viewed as strategic in nature and excluded for calculation:

(1) shares held by strategic shareholders who individually or collectively control more than 30% of the shareholdings;
(2) shares held by directors who individually control more than 5% of the shareholdings;
(3) shares held by a Hong Kong-listed company which controls more than 5% of the shareholdings as investments; and
(4) shares held by shareholders who individually or collectively represent more than 5% of the shareholdings in the company and with a publicly disclosed lock-up arrangement.

A Freefloat – Adjusted Factor (“FAF”), representing the proportion of shares that are free floated as a percentage of the issued shares, is rounded up to the nearest multiple of 5% for the calculation of the HSCEI.

A Cap Factor (“CF”) of 15% is calculated in each regular half-yearly constituent implementation, such that no constituent has a weighting exceeding 15%.

The HSCEI is calculated using the following formula:

Current Index =	× Yesterday’s Closing Index

Where Pt is the current price at day t, Pt-1 is the closing price at day (t-1), IS is the issued H-shares, FAF is the free float adjusted factor, and CF is the Cap Factor. The FAF, which is adjusted every six months, represents the proportion of shares that are free floated as a percentage of the issued H-shares. The FAF is between 0 and 1 and is rounded up to the nearest multiple of 5% for index calculation. The CF is also adjusted every six months and is calculated so that no constituent stock has a weighting that exceeds 15%.

License Agreement with Hang Seng Indexes Company Limited

We have entered into a nonexclusive license agreement providing for the license to us, in exchange for a fee, of the right to use indices owned and published by Hang Seng Indexes Company Limited in connection with some products, including the securities.

The Hang Seng China Enterprises Index® (the “HSCEI”) is published and compiled by Hang Seng Indexes Company Limited pursuant to a license from Hang Seng Data Services Limited.  The mark and name Hang Seng China Enterprises Index® is proprietary to Hang Seng Data Services Limited.  Hang Seng Indexes Company Limited and Hang Seng Data Services Limited have agreed to the use of, and reference to, the HSCEI by HSBC in connection with the securities, but neither Hang Seng Indexes Company Limited nor Hang Seng Data Services Limited warrants or represents or guarantees to any broker  or holder of the securities or any other person (i) the accuracy or completeness of the HSCEI and its computation or any information related thereto; or (ii) the fitness or suitability for any purpose of the HSCEI or any component or data comprised in it; or (iii) the results which may be obtained by any person from the use of  the HSCEI or any component or data comprised in it for any purpose, and no warranty or representation or guarantee of any kind whatsoever relating to the HSCEI is given or may be implied.  The process and basis of computation and compilation of the HSCEI and any of the related formula or formulae, constituent stocks and factors may at any time be changed or altered by Hang Seng Indexes Company Limited without notice.  To the extent permitted by applicable law, no responsibility or liability is accepted by  Hang Seng Indexes Company Limited or Hang Seng Data Services Limited (i) in respect of the use of and/or reference to the HSCEI by HSBC in connection with the securities; or (ii) for any inaccuracies, omissions, mistakes or errors of  Hang Seng Indexes Company Limited in the computation of the  HSCEI; or (iii) for any inaccuracies, omissions, mistakes, errors or incompleteness of any information used in connection with the computation of the HSCEI which is supplied by any other person; or (iv) for any economic or other loss which may be directly or indirectly sustained by any broker or holder of the securities or any other person dealing with the securities as a result of the aforesaid, and no claims, actions or legal proceedings may be brought against  Hang Seng Indexes Company Limited AND/OR Hang Seng Data Services Limited in connection with the securities in any manner whatsoever by any broker, holder or other person dealing with the securities.  Any broker, holder or other person dealing with the securities does so therefore in full knowledge of this disclaimer and can place no reliance whatsoever on Hang Seng Indexes Company Limited and Hang Seng Data Services Limited.  For the avoidance of doubt, this disclaimer does not create any contractual or quasi-contractual relationship between any broker, holder or other person and Hang Seng Indexes Company Limited and/or Hang Seng Data Services Limited and must not be construed to have created such relationship.

Historical Performance of the HSCEI

The following graph sets forth the historical performance of the HSCEI based on the daily historical closing levels from January 2, 2004 through December 23, 2009.  The closing level for the HSCEI on December 23, 2009 was 12,528.66. We obtained the closing levels below from Bloomberg Professional® Service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® Service.

Historical Performance of the Hang Seng China Enterprises Index®

Source: Bloomberg

The historical levels of the HSCEI should not be taken as an indication of future performance, and no assurance can be given as to the HSCEI closing level on the Final Valuation Date. We cannot give you assurance that the performance of the HSCEI will result in any return of any of your initial investment in excess of $100 per $1,000 principal amount of securities.

ADDITIONAL TERMS RELATING TO THE SECURITIES

Notwithstanding the definition of market disruption event in the accompanying product supplement, “market disruption event” means, with respect to an index, any scheduled trading day on which any relevant exchange or related exchange fails to open for trading during its regular trading session or on which any of the following events has occurred and is continuing which the calculation agent determines is material:

 (i)           Any suspension of or limitation imposed on trading by any relevant exchanges or related exchanges or otherwise, (A) relating to any component security included in the relevant Reference Asset then constituting 20% or more of the level of such Reference Asset or (B) in futures or options contracts relating to the relevant Reference Asset on any related exchange; or

 (ii)           Any event (other than any event described in (iii) below) that disrupts or impairs the ability of market participants in general (A) to effect transactions in, or obtain market values for any component security included in the relevant Reference Asset then constituting 20% or more of the level of such Reference Asset or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to the relevant Reference Asset on any relevant related exchange; or

 (iii)           The closure on any scheduled trading day of any relevant exchange or related exchange prior to its scheduled closing time (unless the earlier closing time is announced by the relevant exchange or related exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on the exchange and (ii) the submission deadline for orders to be entered into the relevant exchange or related exchange for execution at the close of trading on that day).

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the securities.  Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the securities from HSBC for distribution to other registered broker dealers or will offer the securities directly to investors.  HSBC Securities (USA) Inc. proposes to offer the securities at the offering price set forth on the cover page of this term sheet and will receive underwriting discounts and commissions of between 2.05% and 2.65%, or between $20.50 and $26.50 per $1,000 principal amount of securities for the securities linked to the SPX and for the securities linked to the RTY, and of between 1.80% and 2.40%, or between $18.00 and $24.00 per $1,000 principal amount of securities for the securities linked to the HSCEI.  HSBC Securities (USA) Inc. may re-allow up to the full amount of the selling concession per $1,000 principal amount of securities on sales of such securities by other brokers or dealers and may pay referral fees to other broker-dealers of up to 0.60%, or $6.00, per $1,000 principal amount of securities.

An affiliate of HSBC has paid or may pay in the future an amount to broker dealers in connection with the costs of the continuing implementation of systems to support these securities.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution” on page S-52 in the prospectus supplement.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the securities, and therefore significant aspects of the tax treatment of the securities are uncertain, as to both the timing and character of any inclusion in income in respect of the securities. Under one approach, a security should be treated as a pre-paid forward or other executory contract with respect to the relevant Reference Asset. We intend to treat the securities consistent with this approach. Pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes.  Notwithstanding any disclosure in the accompanying product supplement to the contrary, our special U.S. tax counsel in this transaction is Sidley Austin LLP. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Sidley Austin LLP, it is reasonable to treat a security as a pre-paid forward or other executory contract with respect to the relevant Reference Asset.  Pursuant to this approach, we do not intend to report any income or gain with respect to the securities prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the security for more than one year at such time for U.S. federal income tax purposes.

We will not attempt to ascertain whether any of the entities whose stock is included in the relevant Reference Asset would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the relevant Reference Asset were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the Reference Assets and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the relevant Reference Asset is or becomes a PFIC or a USRPHC.

For a discussion of certain of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying product supplement and the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

You should only rely on the information contained in this pricing supplement, the accompanying prospectus supplement, product supplement and prospectus.  We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this pricing supplement, the accompanying prospectus supplement, product supplement and prospectus.  If anyone provides you with different or inconsistent information, you should not rely on it.  This pricing supplement, the accompanying prospectus supplement, product supplement and prospectus are not an offer to sell these securities, and these documents are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.  You should not, under any circumstances, assume that the information in this pricing supplement, the accompanying product supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$517,000 Accelerated Market
Participation Securities Linked to the
S&P 500® Index

$539,000 Accelerated Market
Participation Securities Linked to the
Russell 2000® Index

$626,000 Accelerated Market
Participation Securities Linked to the
Hang Seng China Enterprises Index®

December 22, 2009

PRICING SUPPLEMENT

_____________________________
TABLE OF CONTENTS
Pricing Supplement
General	2
Investor Suitability	3
Risk Factors	4
Illustrative Examples	7
Information Relating to the Securities Linked to the S&P 500® Index	9
Information Relating to the Securities Linked to the Russell 2000® Index	11
Information Relating to the Securities Linked to the Hang Seng China Enterprises Index®	14
Additional Terms Relating to the Securities	16
Supplemental Plan of Distribution (Conflicts of Interest)	16
Certain U.S. Federal Income Tax Considerations	16
Product Supplement
Notice to Investors	PS-1
Product Supplement Summary	PS-1
Risk Factors	PS-4
Pricing Supplement Overview	PS-7
Valuation of the Notes	PS-7
Hypothetical Examples	PS-10
Specific Terms of the Notes	PS-19
Certain U.S. Federal Income Tax Considerations	PS-24
Events of Default and Acceleration	PS-25
Information Regarding the Reference Asset and Reference Issuers	PS-25
Certain ERISA Considerations	PS-25
Validity of the Notes	PS-25
Prospectus Supplement
Risk Factors	S-3
Pricing Supplement	S-16
Description of Notes	S-16
Sponsors or Issuers and Reference Asset	S-37
Use of Proceeds and Hedging	S-37
Certain ERISA	S-38
Certain U.S. Federal Income Tax Considerations	S-39
Supplemental Plan of Distribution	S-52
Prospectus
About this Prospectus	2
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	4
Description of Preferred Stock	16
Description of Warrants	22
Description of Purchase Contracts	26
Description of Units	29
Book-Entry Procedures	32
Limitations on Issuances in Bearer Form	36
Certain U.S. Federal Income Tax Considerations
Relating to Debt Securities	37
Plan of Distribution	52
Notice to Canadian Investors	54
Certain ERISA Matters	58
Where You Can Find More Information	59
Legal Opinions	59
Experts	59